Exhibit 99.1

The Empire District Electric Company Reports 2013 Earnings; Declares Quarterly Dividend; Provides 2014 Earnings Guidance

JOPLIN, Mo.--(BUSINESS WIRE)--February 6, 2014--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.255 per share. The dividend is payable March 17, 2014, to holders of record as of March 3, 2014. The Company, an operator of regulated electric, gas and water utilities, also announced results for the quarter and year ended December 31, 2013.

Highlights

  The Company reported consolidated earnings for the year ended December 31, 2013 of $63.4 million, or basic and diluted earnings per share of $1.48. This compares to 2012 earnings of $55.7 million, or $1.32 per share. Earnings for the 2013 fourth quarter were $15.2 million, or $0.35 per share, compared with 2012 fourth quarter earnings of $9.6 million, or $0.23 per share.
  A colder than normal December lifted revenues, driving the increase in fourth quarter earnings. Increased revenues resulting from higher customer rates were largely offset by increases in operating, maintenance and depreciation expenses.
  The cold December weather also had a positive impact on annual 2013 revenues and earnings, along with increased year over year customer counts. Increased electric customer rates, effective in April 2013, also drove a positive change in year over year gross margin. These positive increases were partially offset by increases in electric operating expenses, depreciation and amortization expenses, and one-time regulatory write offs resulting from the Company’s April 2013 rate case settlement. AFUDC was also a positive driver during the year.
  The Company expects 2014 earnings to be within the range of $1.38 to $1.50 per share.
  On December 3, 2013, the Company filed a request with the Arkansas Public Service Commission (APSC) for changes in rates for its Arkansas electric customers, seeking an annual increase in total revenue of approximately $2.2 million, or about 18%. The Company anticipates that any new rates approved by the APSC would not become effective until late summer 2014.
  On January 28, 2014, the Company announced that Michael E. Palmer will retire on March 31, 2014 as Vice President – Transmission Policy and Corporate Services.

2013 Results

Electric segment gross margin (electric revenue less fuel and purchased power costs) increased approximately $29.2 million during the year ended December 31, 2013, on increased revenues of approximately $25.7 million compared to 2012. Increased Missouri customer rates added an estimated $24.6 million to revenues, while customer growth added an estimated $2.7 million during 2013. Weather and other related factors added an estimated $3.1 million to revenue compared to 2012. The revenue items mentioned above had a positive impact on gross margin. A change in the Company’s estimate for unbilled revenue of approximately $3.4 million, recorded in the third quarter of 2012, had the effect of negatively impacting results. A decrease in fuel recovery revenue of approximately $6.1 million reduced total revenue in 2013, however the decrease in fuel recovery revenue was offset by a corresponding decrease in fuel expense, resulting in no net impact on gross margin. Off-system revenue decreased slightly period over period with little impact on margin. Miscellaneous transmission and other revenues increased approximately $3.7 million.

Electric operating expense increased approximately $11.1 million in 2013 compared to 2012. The primary driver was increased transmission operating expenses of approximately $4.4 million due mainly to increased Southwest Power Pool (SPP) charges. Labor costs were $2.0 million higher compared to 2012. Power operating expense increased $1.3 million in 2013, due primarily to increased expenses at our Iatan generating station. A one-time regulatory reversal of a gain on sale of assets reduced earnings $1.2 million during 2013. Customer expenses were $0.9 million higher in 2013 compared to 2012. Increased pension and healthcare costs and property insurance expenses were offset by decreased professional service costs and line of credit fees. Maintenance expenses related to our generating fleet and transmission and distribution system increased slightly during 2013.

Electric segment depreciation expense increased $8.3 million during 2013 compared to 2012, due to increased electric depreciation rates and higher levels of electric plant in service. Other taxes were higher by approximately $3.3 million during 2013, primarily due to increased property taxes. The impact of a pre-tax write off of $2.4 million resulting from the April 2013 Missouri rate case settlement also negatively impacted earnings. AFUDC and interest expense changes combined to increase earnings approximately $4.4 million in 2013 compared to 2012.

Gas segment gross margin (gas revenues less cost of gas sold and transported) increased approximately $3.0 million in 2013 compared to 2012, on a 33.6% increase in retail sales, due primarily to colder weather during the 2013 heating season when compared to 2012. Operating expense increased about $0.5 million year over year.

Consolidated net income improved approximately $7.8 million in 2013 period compared to 2012.

2013 Fourth Quarter Results

Electric segment gross margin increased $13.0 million during the quarter ending December 31, 2013 compared to the 2012 quarter on increased revenues of approximately $16.1 million. Colder than normal weather experienced during the 2013 quarter drove an increase in revenues of $7.5 million over the 2012 quarter. Total heating degree days were an estimated 10% above the 30-year average and over 20% above the 2012 quarter. Increased electric customer rates added an estimated $5.9 million in revenues. Miscellaneous revenues, primarily related to Southwest Power Pool transmission revenues, added an estimated $1.3 million in revenues. Electric fuel costs increased slightly during the 2013 period resulting in a corresponding increase in the fuel cost component included in electric customer rates, raising both revenue and fuel expense.

Electric operating and maintenance expenses increased approximately $2.6 million during the fourth quarter of 2013, negatively impacting earnings. Depreciation expense was higher by approximately $2.2 million during the 2013 quarter, driven by higher depreciation rates and increased levels of plant in service. Increases in other taxes were partially offset by increased AFUDC.

Gas segment gross margin increased $0.9 million quarter over quarter on increased revenues of approximately $3.5 million. The colder than normal weather drove an increase in retail sales of nearly 25.0% quarter over quarter. Gas segment operating expenses increased approximately $0.4 million in the 2013 period compared to the 2012 period.

Consolidated net income was $5.6 million higher during the 2013 fourth quarter compared to 2012.

Selected unaudited consolidated financial and operational data for the quarters and years ended December 31, 2013 and 2012 is presented in the following tables.

(dollars in millions, except Per Share data)

	Three Months Ended December 31,			Years Ended December 31,
	2013	2012	Change*	2013	2012	Change*
Electric Revenues	$130.2	$114.1	$16.1	$536.4	$510.7	$25.7
Electric Fuel and Purchased Power	43.2	40.1	3.1	175.4	178.9	(3.5)
Electric Margin	87.0	74.0	13.0	361.0	331.8	29.2

Gas Revenues	16.8	13.3	3.5	50.0	39.8	10.2
Cost of Gas Sold and Transported	9.6	7.0	2.6	25.8	18.6	7.2
Gas Margin	7.2	6.3	0.9	24.2	21.2	3.0

Other Revenues	2.0	1.7	0.3	7.9	6.6	1.3
Gross Margin	96.2	82.0	14.2	393.1	359.6	33.5

Less:
Operating and Maintenance Expenses	37.2	34.3	2.9	149.3	137.5	11.8
Loss on Plant Disallowance	0.0	0.0	0.0	2.4	0.0	2.4
Depreciation and Amortization	17.8	15.3	2.5	69.3	60.4	8.9
Taxes	17.4	13.0	4.4	72.4	65.4	7.0
Operating Income	23.8	19.4	4.4	99.7	96.3	3.4
Interest Expense and Other, net	8.6	9.8	(1.2)	36.3	40.6	(4.3)
Net Income	$15.2	$9.6	$5.6	$63.4	$55.7	$7.7

Earnings Per Share	$0.35	$0.23	$0.12	$1.48	$1.32	$0.16

	Three Months Ended December 31,			Years Ended December 31,
	2013	2012	Change*	2013	2012	Change*
Electric On-System kWh Sales (in millions):
Residential	483	412	17.3%	1,937	1,851	4.64%
Commercial/Industrial	631	617	0.24%	2,557	2,587	(1.1%)
Other	112	111	0.7%	472	477	(1.0%)
Total On-System Electric Sales	1,226	1,140	7.61%	4,966	4,915	1.0%

Retail Gas Sales (billion cubic feet):
Residential	0.98	0.79	23.5%	2.74	2.01	36.4%
Commercial/Industrial	0.48	0.38	26.9%	1.42	1.11	28.2%
Other	0.01	0.01	25.9%	0.04	0.02	44.8%
Total Retail Gas Sales	1.47	1.18	24.6%	4.20	3.14	33.6%

* Slight differences from actual results may result due to rounding.

Presented below is a reconciliation of basic earnings per share between the quarters and years ended December 31, 2012 and 2013. See important additional information concerning this non-GAAP presentation at the end of this press release.

Reconciliation of Earnings Per Share

	Quarter Ended	Year Ended
Basic Earnings Per Share – December 31, 2012	$0.23	$1.32
Revenues
Electric segment	0.24	0.38
Gas segment	0.05	0.15
Other segment	0.01	0.02
Total Revenue	0.30	0.55
Electric Fuel and Purchased Power	(0.05)	0.05
Cost of Natural Gas Sold and Transported	(0.04)	(0.11)
Gross Margin	0.21	0.49

Expenses
Operating	(0.02)	(0.17)
Maintenance and repairs	(0.02)	(0.01)
Loss on Plant Disallowance	0.00	(0.03)
Depreciation and amortization	(0.04)	(0.13)
Change in effective income tax rates	0.00	0.02
Other taxes	(0.02)	(0.05)
Other income and deductions	0.01	0.00
Interest charges	0.00	0.00
AFUDC	0.01	0.06
Dilutive effect of additional shares	(0.01)	(0.02)
Basic Earnings Per Share – December 31, 2013	$0.35	$1.48

Earnings Guidance

We expect our full-year 2014 earnings to be within the range of $1.38 to $1.50 per share. Our 2014 guidance range assumes 30-year average weather, modest overall system energy growth, and increased operating costs. Other factors that may impact earnings include variations in customer growth and usage projections, unanticipated or unplanned events that may impact operating and maintenance costs, and ongoing redevelopment in the tornado-impacted area of Joplin, Missouri. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, February 7, 2014, at 1:00 p.m. Eastern Time to discuss earnings for the fourth quarter and year ended December 31, 2013. To phone in to the conference call, parties in the United States should dial 1-877-941-8609, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 217,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Non-GAAP Presentation

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended December 31, 2013 versus December 31, 2012 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believes useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and has included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com